Exhibit 99(ii)


                            FIRST AMENDMENT TO THE
                         SEARS 401(k) PROFIT SHARING TRUST


WHEREAS, Sears, Roebuck and Co. (the "Company") and State Street Bank and Trust Company (the "Trustee") executed a trust agreement known as the Sears 401(k) Profit Sharing Trust Agreement (As Amended and Restated effective as of January 1, 1998) (the "Trust").

WHEREAS, pursuant to subsection 13.1 of the Trust, the Company reserved the right to amend the Trust, provided that any amendment changing the rights, duties and liabilities of the Trustee may be made with its consent;

WHEREAS, the Trustee has consented to the assignment of determining in its sole discretion whether a proposed refinancing of an ESOP Loan is in accordance with the requirements of ERISA;

NOW, THEREFORE, pursuant to the amending power reserved to the Company by subsection 13.1 of the Trust, the Trust be, and hereby is, amended by adding the following new Section 4.5A to the Trust effective as of January 1, 1998:

 "4.5A. Refinancing of ESOP Loans. With respect to the refinancing of any ESOP Loan, the Trustee shall be an independent fiduciary and assume the exclusive responsibility for determining whether the terms and conditions of any refinancing satisfy the trustee's duties and responsibilities under ERISA, and the Company and Trustee may separately agree to the terms and conditions of such engagement. Notwithstanding any provision to the contrary, the Trustee is limited in its ability to refinance an ESOP Loan to those refinancing proposals presented to it by the Company. In effectuating the refinancing of an ESOP Loan, the Trustee shall have the power to take all actions necessary to refinance all or a portion of such ESOP Loans, either by extending or shortening the maturities of existing ESOP Loans or by allowing the Company to loan an amount to the trust which is used to repay an existing loan, and for any sum so borrowed, to issue its promissory note as trustee, to pledge any securities or other property of the fund for the repayment of such loan, to repay from time to time the principal and interest on such loan with any such borrowing or refinancing and to execute any documents, instruments or certificates to effectuate such borrowing or refinancing; and provided further that if any ESOP Loan is from, or guaranteed by, a "party in interest" within the meaning of Section 3(14) of ERISA, the requirements of
Section 6.2(a)-(i) shall be satisfied."


FURTHER, the officers of the Company be, and hereby are, authorized to take whatever actions are necessary to carry out the intent and purpose of the foregoing amendments.

SEARS, ROEBUCK AND CO.


By: /s/ James Constantine
        James Constantine
Its:    pursuant to Power of Attorney
        for Alice M. Peterson,
        Vice President and Treasurer
Date:   June 26, 1998


AGREED AND CONSENTED TO BY
STATE STREET BANK AND TRUST COMPANY



By:   /s/James S. Phalen
         James S. Phalen
Its:  Executive Vice President
Date: June 26, 1998